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As filed with the Securities and Exchange Commission on June 18, 2004

Registration No. 333-112846

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 4
to

Form S-11

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Strategic Hotel Capital, Inc.

(Exact Name of Registrant as Specified in Governing Instruments)

77 West Wacker Drive, Suite 4600
Chicago, Illinois 60601
(312) 658-5000

(Address, Including Zip Code, and Telephone Number, Including
Area Code, of Registrant’s Principal Executive Offices)

Laurence S. Geller
President and Chief Executive Officer
77 West Wacker Drive, Suite 4600
Chicago, Illinois 60601
(312) 658-5000

(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

Copies to:

Joseph C. Shenker Robert W. Downes Sullivan & Cromwell LLP 125 Broad Street New York, NY 10004 (212) 558-4000	Yaacov M. Gross Willkie Farr & Gallagher LLP 787 Seventh Avenue New York, NY 10019-6099 (212) 728-8000

Approximate date of commencement of proposed sale to the public:     As soon as practicable after this Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

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EXPLANATORY NOTE

Strategic Hotel Capital, Inc. has prepared this Amendment No. 4 to the Registration Statement on Form S-11 (File No. 333-112846) for the purpose of filing certain exhibits to the Registration Statement and updating Item 31 of Part II. Amendment No. 4 does not modify any provision of the Prospectus constituting Part I of the Registration Statement and, accordingly, such Prospectus has not been included herein. In addition, Amendment No. 4 does not modify Item 32, 33, 34, 35 or 37 of Part II of the Registration Statement.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the registrant in connection with the sale of the securities being registered. All amounts shown are estimates except the SEC registration fee, the NASD filing fee and the NYSE listing fee.

Amount to be Paid
SEC registration fee	$41,178
NASD filing fee	30,500
NYSE listing fee	150,000
Printing and engraving expenses	1,000,000
Legal fees and expenses	7,000,000
Accounting fees and expenses	1,200,000
Blue sky fees and expenses	30,000
Transfer agent and registrar fees	15,000
Structuring, tax and other advisory fees and expenses	1,572,000
Miscellaneous	260,000

Total	$11,298,678

Item 32. Sales to Special Parties

See Item 33.

Item 33. Recent Sales of Unregistered Securities

Upon our formation, Strategic Hotel Capital, L.L.C. was issued 100 shares of our common stock at a par value of $0.01 per share for a total consideration of $1 in cash in order to provide our initial capitalization. The issuance of such shares was effected in reliance upon an exemption from registration provided by Section 4(2) under the Securities Act. We will repurchase these shares at cost upon completion of this offering.

In connection with the Formation and Structuring Transactions and pursuant to the terms of the Structuring and Contribution Agreement filed as an exhibit herewith, Strategic Hotel Funding, L.L.C., which we call SHC Funding, will issue approximately 14,988,800 membership units that are exchangeable for shares of our common stock to Strategic Hotel Capital, L.L.C. Strategic Hotel Capital, L.L.C. and SHC Funding committed to this issuance prior to the filing of this registration statement. These 14,988,800 membership units will represent approximately 41% of the total number of SHC Funding membership units outstanding. The issuance of such units will be effected in reliance upon an exemption from registration provided by Section 4(2) under the Securities Act.

In connection with the Formation and Structuring Transactions and pursuant to the terms of the Structuring and Contribution Agreement filed as an exhibit herewith, SHC Funding will issue approximately 5,459,100 membership units that are exchangeable for shares of our common stock to Strategic Hotel Capital Limited Partnership, which represent an amount equal to 26.6% of the SHC Funding membership units held by Strategic Hotel Capital, L.L.C. after our contribution of the net proceeds of this offering in consideration for the transfer of Strategic Hotel Capital Limited Partnership’s interests in the Lincolnshire Marriott Resort and New Orleans Hyatt to SHC Funding. Strategic Hotel Capital Limited Partnership and SHC Funding committed to the transfer of such interest and the issuance of such units prior to the filing of this registration statement. These 5,459,100 membership units will represent approximately 15% of the total number of SHC Funding membership units outstanding. The issuance of such units will be effected in reliance upon an exemption from registration provided by Section 4(2) under the Securities Act.

In connection with the Formation and Structuring Transactions and pursuant to the terms of the Structuring and Contribution Agreement filed as an exhibit herewith, we agreed to amend the operating agreement of SHCI Santa Monica Beach Hotel, L.L.C., our subsidiary that owns our Loews Santa Monica Beach Hotel, to allow the non-managing member, Santa Monica Hotel Associates, LLC, to exchange its interests in that subsidiary into 75,000 membership units of SHC Funding with a value of $1.2 million based on the IPO price, which are exchangeable for shares of our common stock. Santa Monica Hotel Associates, LLC and SHC Funding committed to such amendment prior to the filing of this registration statement. The issuance of such units, if any, will be effected in reliance upon an exemption from registration provided by Section 4(2) under the Securities Act.

In connection with the Formation and Structuring Transactions and pursuant to the terms of the Structuring and Contribution Agreement filed as an exhibit herewith, Whitehall and Prudential have agreed to exchange all the membership units of SHC Funding that they will receive in the pro rata distribution by Strategic Hotel Capital, L.L.C. for an equal number of shares of our common stock. The exact number of membership units (and hence shares of our common stock) to be received by Whitehall and by Prudential will only be determined following the redemption of SHC LLC’s convertible debentures and the Class C units in SHC LP and Strategic Hotel Capital Limited Partnership II. Assuming that all convertible debentures and Class C units are converted, Whitehall will receive approximately 5,221,800 shares of our common stock and Prudential will receive approximately 4,040,000 shares of our common stock. Assuming that all convertible debentures and Class C units are redeemed, Whitehall will receive approximately 6,164,500 shares of our common stock and Prudential will receive approximately 4,769,300 shares of our common stock. Whitehall, Prudential and SHC Funding committed to such exchange prior to the filing of this registration statement. The issuance of such shares will be effected in reliance upon an exemption from registration provided by Section 4(2) under the Securities Act.

Item 34. Indemnification of Directors and Officers

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty which is established by a final judgment and which is material to the cause of action. Our charter contains such a provision which eliminates directors’ and officers’ liability to the maximum extent permitted by Maryland law.

Our charter authorizes us, to the maximum extent permitted by Maryland law, to obligate the Company to indemnify any present or former director or officer or any individual who, while a director or officer of the Company and at the request of the Company, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee, from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her service as a present or former director or officer of the Company and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding. Our bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify any present or former director or officer or any individual who, while a director or officer of the Company and at the request of the Company, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee and who is made a party to the proceeding by reason of his service in that capacity from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her service as a present or former director or officer of the Company and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding. The charter and bylaws also permit the Company to indemnify and advance expenses to any individual who served a predecessor of the Company in any of the capacities described above and any employee or agent of the Company or a predecessor of the Company.

Maryland law requires a corporation (unless its charter provides otherwise, which the Company’s charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he is made a party by reason of his service in that capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

We also intend to purchase and maintain insurance on behalf of all of our directors and executive officers against liability asserted against or incurred by them in their official capacities with us, whether or not we are required or have the power to indemnify them against the same liability.

Item 35. Treatment of Proceeds from Stock Being Registered

None of the proceeds will be credited to an account other than the appropriate capital share account.

Item 36. Financial Statements and Exhibits

(a)	Financial Statements. See page F-1 for an index of the financial statements included in this registration statement.

(b)	Exhibits. The following exhibits are filed as part of, or incorporated by reference into, this registration statement on Form S-11:

1**	Form of Underwriting Agreement among Strategic Hotel Capital, Inc., Strategic Hotel Funding, L.L.C. and the underwriters named therein.
3.1**	Form of Charter of Strategic Hotel Capital, Inc.
3.2**	Bylaws of Strategic Hotel Capital, Inc.
4	Specimen Certificate of Common Stock.
4.1**	Form of Board Observer Agreement among Strategic Hotel Capital, Inc., WHSHC, L.L.C. and W9/WHSHC, L.L.C. I.
4.2**	Form of Board Observer Agreement among Strategic Hotel Capital, Inc., The Prudential Insurance Company of America, PIC Realty Corporation, Strategic Value Investors, LLC, Prudential Assets, LLC, Prudential Investment Management, Inc., (SHC/Olayan) Redemption Vehicle, LLC and SVI (SHC/Houston) Redemption Vehicle, LLC.
5**	Form of Opinion of Venable LLP.
8**	Form of Tax Opinion of Sullivan & Cromwell LLP.
10.1	Limited Liability Company Agreement of Strategic Hotel Funding, L.L.C.
10.2**	Structuring and Contribution Agreement, dated as of February 13, 2004, by and among Strategic Hotel Funding, L.L.C., Strategic Hotel Capital, L.L.C. and the other parties thereto.
10.3**	Form of TRS Lease.
10.4**	Form of Hotel Management Agreement.
10.5	Asset Management Agreement between Strategic Hotel Capital, L.L.C. and SHC DTRS, Inc.

10.6	Cross-Indemnification Agreement between Strategic Hotel Capital, L.L.C. and Strategic Hotel Capital, Inc.
10.7	Form of $188.5 million Note Indenture between the issuers named therein and LaSalle Bank, N.A., as Note Trustee, secured by the properties identified therein.
10.8	Form of Loan Agreement with respect to $220,000,000 in mortgage loan financing between the borrowers and operating lessees named therein and German American Capital Corporation, as Lender.
10.9	Form of $120 million Revolving Credit Facility with Deutsche Bank Trust Company Americas.
10.10**	Form of Registration Rights Agreement between Strategic Hotel Capital, Inc. and Rockmark Corporation.
10.11**	Form of Registration Rights Agreement among Strategic Hotel Capital, Inc., WHSHC, L.L.C., W9/WHSHC, L.L.C. I, The Prudential Insurance Company of America, PIC Realty Corporation and Strategic Value Investors, LLC.
10.12**	Second Amended and Restated Operating Agreement of SHCI Santa Monica Beach Hotel, L.L.C.
10.13**	Strategic Hotel Capital, Inc. 2004 Incentive Plan.
10.14**	Strategic Hotel Capital, Inc. Employee Stock Purchase Plan.
10.15**	Employment Agreement between Laurence S. Geller and Strategic Hotel Capital, Inc.
10.16	Voting Agreement by and among Laurence Geller, Strategic Hotel Capital, Inc., WHSHC, L.L.C. and W9/WHSHC, L.L.C. I.
10.17	Voting Agreement by and among Laurence Geller, Strategic Hotel Capital, Inc., The Prudential Insurance Company of America, PIC Realty Corporation, Strategic Value Investors, LLC, Prudential Assets, LLC, Prudential Investment Management, Inc., (SHC/Olayan) Redemption Vehicle, LLC and SVI (SHC/Houston) Redemption Vehicle, LLC.
10.18	Letter Agreement between Goldman, Sachs & Co. and Strategic Hotel Capital, L.L.C. re: Financial Advisory Services.
10.19	Form of Engagement Agreement between Prudential Investment Management, Inc. and Strategic Hotel Capital, L.L.C.
21	Subsidiaries of Strategic Hotel Capital, Inc.
23.1**	Consent of Deloitte & Touche LLP.
23.2**	Consent of Venable LLP (included as part of Exhibit 5).
23.3**	Consent of Sullivan & Cromwell LLP (included in Exhibit 8).
24	Power of Attorney (included on the signature page at page II-6 hereof).
99.1**	Consent of Mr. Robert P. Bowen to be named as a proposed director.
99.2**	Consent of Mr. John C. Deterding to be named as a proposed director.
99.3**	Consent of Mr. Thomas A. Hassard to be named as a proposed director.
99.4**	Consent of Mr. Robert J. Watson to be named as a proposed director.
99.5**	Consent of Smith Travel Research.

** Previously filed.

Item 37. Undertakings

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The Registrant further hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois on this 18th day of June, 2004.

By:	/s/ LAURENCE S. GELLER

Laurence S. Geller
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Laurence S. Geller his true and lawful attorney-in-fact and agent, with the full power of substitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and all documents in connection therewith with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities indicated as on the dates indicated.

Signature	Title	Date

/s/ LAURENCE S. GELLER	President and Chief Executive Officer	June 18, 2004

Laurence S. Geller

/s/ JAMES H. LYMAN	Executive Vice President and	June 18, 2004
Chief Financial Officer
James H. Lyman

/s/ MONTE J. HUBER	Vice President, Controller and Principal	June 18, 2004
Accounting Officer
Monte J. Huber

INDEX TO EXHIBITS

1**	Form of Underwriting Agreement among Strategic Hotel Capital, Inc., Strategic Hotel Funding, L.L.C. and the underwriters named therein.
3.1**	Form of Charter of Strategic Hotel Capital, Inc.
3.2**	Bylaws of Strategic Hotel Capital, Inc.
4	Specimen Certificate of Common Stock.
4.1**	Form of Board Observer Agreement among Strategic Hotel Capital, Inc., WHSHC, L.L.C. and W9/WHSHC, L.L.C. I.
4.2**	Form of Board Observer Agreement among Strategic Hotel Capital, Inc., The Prudential Insurance Company of America, PIC Realty Corporation, Strategic Value Investors, LLC, Prudential Assets, LLC, Prudential Investment Management, Inc., (SHC/Olayan) Redemption Vehicle, LLC and SVI (SHC/Houston) Redemption Vehicle, LLC.
5**	Form of Opinion of Venable LLP.
8**	Form of Tax Opinion of Sullivan & Cromwell LLP.
10.1	Limited Liability Company Agreement of Strategic Hotel Funding, L.L.C.
10.2**	Structuring and Contribution Agreement, dated as of February 13, 2004, by and among Strategic Hotel Funding, L.L.C., Strategic Hotel Capital, L.L.C. and the other parties thereto.
10.3**	Form of TRS Lease.
10.4**	Form of Hotel Management Agreement.
10.5	Asset Management Agreement between Strategic Hotel Capital, L.L.C. and SHC DTRS, Inc.
10.6	Cross-Indemnification Agreement between Strategic Hotel Capital, L.L.C. and Strategic Hotel Capital, Inc.
10.7	Form of $188.5 million Note Indenture between the issuers named therein and LaSalle Bank, N.A., as Note Trustee, secured by the properties identified therein.
10.8	Form of Loan Agreement with respect to $220,000,000 in mortgage loan financing between the borrowers and operating lessees named therein and German American Capital Corporation, as Lender.
10.9	Form of $120 million Revolving Credit Facility with Deutsche Bank Trust Company Americas.
10.10**	Form of Registration Rights Agreement between Strategic Hotel Capital, Inc. and Rockmark Corporation.
10.11**	Form of Registration Rights Agreement among Strategic Hotel Capital, Inc., WHSHC, L.L.C., W9/WHSHC, L.L.C. I, The Prudential Insurance Company of America, PIC Realty Corporation and Strategic Value Investors, LLC.
10.12**	Second Amended and Restated Operating Agreement of SHCI Santa Monica Beach Hotel, L.L.C.
10.13**	Strategic Hotel Capital, Inc. 2004 Incentive Plan.
10.14**	Strategic Hotel Capital, Inc. Employee Stock Purchase Plan.
10.15**	Employment Agreement between Laurence S. Geller and Strategic Hotel Capital, Inc.
10.16	Voting Agreement by and among Laurence Geller, Strategic Hotel Capital, Inc., WHSHC, L.L.C. and W9/WHSHC, L.L.C. I.
10.17	Voting Agreement by and among Laurence Geller, Strategic Hotel Capital, Inc., The Prudential Insurance Company of America, PIC Realty Corporation, Strategic Value Investors, LLC, Prudential Assets, LLC, Prudential Investment Management, Inc., (SHC/Olayan) Redemption Vehicle, LLC and SVI (SHC/Houston) Redemption Vehicle, LLC.
10.18	Letter Agreement between Goldman, Sachs & Co. and Strategic Hotel Capital, L.L.C. re: Financial Advisory Services.
10.19	Form of Engagement Agreement between Prudential Investment Management, Inc. and Strategic Hotel Capital, L.L.C.
21	Subsidiaries of Strategic Hotel Capital, Inc.
23.1**	Consent of Deloitte & Touche LLP.
23.2**	Consent of Venable LLP (included as part of Exhibit 5).
23.3**	Consent of Sullivan & Cromwell LLP (included in Exhibit 8).
24	Power of Attorney (included on the signature page at page II-6 hereof).
99.1**	Consent of Mr. Robert P. Bowen to be named as a proposed director.
99.2**	Consent of Mr. John C. Deterding to be named as a proposed director.
99.3**	Consent of Mr. Thomas A. Hassard to be named as a proposed director.
99.4**	Consent of Mr. Robert J. Watson to be named as a proposed director.
99.5**	Consent of Smith Travel Research.

**	Previously filed.